Exhibit 99.1

AMC NETWORKS INC. REPORTS THIRD QUARTER 2015 RESULTS

Third Quarter Highlights(1):

•	Net revenues increased 21.7% to $632 million

•	AOCF[2] increased 34.3% to $191 million

•	Operating income increased 44.5% to $159 million
New York, NY - November 5, 2015: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the third quarter ended September 30, 2015.

President and Chief Executive Officer Josh Sapan said: “AMC Networks had outstanding performance in the quarter, with significant increases in net revenues and operating cash flow driven by the continued popularity of our networks' original programming, notably BBC AMERICA’s "Doctor Who" and AMC’s newest original series, “Fear the Walking Dead,” which premiered to record numbers, becoming the biggest series debut in cable television history. We continue to invest in our international business, growing our portfolio of strong local brands and launching the AMC brand into new markets. We are confident our approach to creating great content and building networks with distinct brands that resonate with viewers will continue to drive our performance over the near- and long-term and deliver value for our shareholders."

Third quarter net revenues increased 21.7%, or $113 million, to $632 million over the third quarter of 2014, led by 31.3% growth at National Networks which was partially offset by a decrease of $9 million at International and Other. Adjusted Operating Cash Flow (“AOCF”)2 totaled $191 million, an increase of 34.3%, or $49 million, versus the prior year period. National Networks AOCF increased 45.1% and International and Other AOCF decreased $6 million versus the prior year period. Operating income was $159 million, an increase of 44.5%, or $49 million, versus the prior year period. The operating income increase resulted from 50.2% growth at National Networks partially offset by an increase of $6 million in operating loss at International and Other. As discussed in the “Other Matters” section of this release, results reflected the impact of the BBC AMERICA acquisition.

For the nine months ended September 30, 2015, net revenues increased $336 million, or 21.4%, to $1.902 billion, AOCF increased $175 million, or 37.6%, to $641 million, and operating income increased $162 million, or 41.7%, to $549 million.

Third quarter net income from continuing operations was $73 million ($0.99 per diluted share), compared with $54 million ($0.74 per diluted share) in the third quarter of 2014. The increase was primarily related to the growth in operating income partially offset by higher income tax expense.

1. Comparative results affected by the BBC AMERICA acquisition in 2014.
2. See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Exhibit 99.1

Net income from continuing operations for the nine months ended September 30, 2015 was $277 million ($3.78 per diluted share), compared with $187 million ($2.57 per diluted share) in the prior year period.

Net cash provided by operating activities was $301 million for the nine months ended September 30, 2015, an increase of $39 million from the prior year period. The increase was primarily the result of the improved operating performance partially offset by an increase in tax payments. Free Cash Flow3 for the nine months ended September 30, 2015 was $252 million, an increase of $15 million from the prior year period. The increase reflects the increase in net cash provided by operating activities partially offset by an increase in capital expenditures over the prior year period.

Segment Results

(Dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Net revenues:
National Networks	$521,640	$397,415	31.3%	$1,573,096	$1,244,099	26.4%
International and Other	114,103	122,712	(7.0)	333,341	323,890	2.9
Inter-segment eliminations	(3,578)	(577)	n/m	(4,452)	(1,792)	(148.4)
Total net revenues	$632,165	$519,550	21.7%	$1,901,985	$1,566,197	21.4%

AOCF:
National Networks	$186,574	$128,582	45.1%	$622,385	$443,246	40.4%
International and Other	6,749	12,875	(47.6)	21,038	21,363	(1.5)
Inter-segment eliminations	(2,741)	416	n/m	(2,294)	1,289	n/m
Total AOCF	$190,582	$141,873	34.3%	$641,129	$465,898	37.6%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV.

National Networks revenues for the third quarter 2015 increased 31.3% to $522 million, AOCF grew 45.1% to $187 million, and operating income rose 50.2% to $173 million, all compared to the prior year period.

National Networks revenues for the nine months ended September 30, 2015 increased 26.4% to $1.573 billion, AOCF grew 40.4% to $622 million, and operating income rose 42.0% to $581 million, all compared to the prior year period.

Third quarter growth in revenues was led by a 52.3% increase in advertising revenues to $210 million. The growth in advertising revenues reflected the inclusion of BBC AMERICA in the current year period as well as growth at AMC, principally related to the timing of the airing of original programming. Distribution revenues increased 20.1% to $311 million. The increase in distribution revenues was primarily attributable to increases in affiliate fees, including the inclusion of BBC AMERICA, as well as increases in digital and international licensing revenues.

Third quarter AOCF increased 45.1% to $187 million reflecting the increase in revenues partially offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to the inclusion of BBC AMERICA in the current year period as well as higher programming expenses, including a charge of $12 million related to the write-off of programming assets, and marketing expenses at the other domestic networks. The operating income increase primarily reflected the growth in AOCF.

3. See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing digital content distribution initiatives.

International and Other revenues for the third quarter of 2015 decreased $9 million to $114 million, AOCF declined $6 million to $7 million, and operating loss increased $6 million to a loss of $11 million, all compared to the prior year period.

International and Other revenues for the nine months ended September 30, 2015 increased $9 million to $333 million, AOCF was essentially flat at $21 million, and operating loss increased $7 million to a loss of $30 million, all compared to the prior year period.

The decrease in third quarter revenues reflected declines at AMC Networks International, primarily related to foreign currency fluctuations, and IFC Films, related to the theatrical release of Boyhood in the prior year period. These declines were partially offset by growth at AMC Networks International on a constant currency basis.

Third quarter AOCF reflected the decline in revenues partially offset by a decrease in operating expenses, compared to the prior year period. The operating loss primarily reflected the decrease in AOCF.

Other Matters

BBC AMERICA Transaction

As previously disclosed, on October 23, 2014, the Company entered into a long-term equity partnership agreement with BBC Worldwide. Under the terms of the agreement, the Company invested $200 million to acquire a 49.9% equity stake in the cable channel BBC AMERICA. The Company has operational control of BBC AMERICA and its results are included in the Company’s consolidated statement of income from the agreement date, October 23, 2014, to September 30, 2015, which affects the comparability of our results.

Chellomedia Acquisition

As previously disclosed, on January 31, 2014, the Company completed its acquisition of substantially all of Chellomedia, the international content division of Liberty Global plc, for €750 million (approximately $1.0 billion). Results for Chellomedia are included in the Company’s consolidated statement of income from the acquisition date, January 31, 2014, to September 30, 2015, which affects the comparability of our results.

Please see the Company’s Form 10-Q for the period ended September 30, 2015 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, and restructuring expense or credit. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share from continuing operations less amortization of acquisition-related intangible assets, net of tax. The Company uses this financial measure to evaluate the Company’s performance exclusive of the impact of the non-cash amortization charge. Please see page 9 of this release for a reconciliation of this measure to earnings per diluted share from continuing operations.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its third quarter 2015 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 58845012.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.
Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues, net	$632,165	$519,550	$1,901,985	$1,566,197
Operating expenses:
Technical and operating (excluding depreciation and amortization)	293,096	252,556	814,999	701,771
Selling, general and administrative	156,308	132,851	469,767	420,097
Restructuring expense	2,631	5,619	5,941	6,772
Depreciation and amortization	20,862	18,295	62,429	50,220
	472,897	409,321	1,353,136	1,178,860
Operating income	159,268	110,229	548,849	387,337
Other income (expense):
Interest expense	(31,927)	(31,665)	(97,522)	(97,360)
Interest income	557	349	1,786	1,008
Miscellaneous, net	(7,640)	(11,766)	(6,486)	(16,007)
	(39,010)	(43,082)	(102,222)	(112,359)
Income from continuing operations before income taxes	120,258	67,147	446,627	274,978
Income tax expense	(43,358)	(13,078)	(155,609)	(88,742)
Net income from continuing operations	76,900	54,069	291,018	186,236
Loss from discontinued operations, net of income taxes	—	(966)	—	(3,448)
Net income including noncontrolling interests	76,900	53,103	291,018	182,788
Net (income) loss attributable to noncontrolling interests	(4,130)	57	(14,319)	394
Net income attributable to AMC Networks’ stockholders	$72,770	$53,160	$276,699	$183,182

Basic net income per share attributable to AMC Networks’ stockholders:
Net income from continuing operations	$1.00	$0.75	$3.82	$2.59
Loss from discontinued operations	$—	$(0.01)	$—	$(0.04)
Net income	$1.00	$0.74	$3.82	$2.55

Diluted net income per share attributable to AMC Networks’ stockholders:
Net income from continuing operations	$0.99	$0.74	$3.78	$2.57
Loss from discontinued operations	$—	$(0.01)	$—	$(0.05)
Net income	$0.99	$0.73	$3.78	$2.52

Weighted average common shares:
Basic weighted average common shares	72,503	72,075	72,386	71,966
Diluted weighted average common shares	73,222	72,890	73,108	72,604

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2015
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$186,574	$(7,337)	$(6,039)	$(100)	$173,098
International and Other	6,749	(13,525)	(1,782)	(2,531)	(11,089)
Inter-segment eliminations	(2,741)	—	—	—	(2,741)
Total	$190,582	$(20,862)	$(7,821)	$(2,631)	$159,268

	Three Months Ended September 30, 2014
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$128,582	$(5,205)	$(5,661)	$(2,462)	$115,254
International and Other	12,875	(13,090)	(2,069)	(3,157)	(5,441)
Inter-segment eliminations	416	—	—	—	416
Total	$141,873	$(18,295)	$(7,730)	$(5,619)	$110,229

	Nine Months Ended September 30, 2015
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$622,385	$(21,911)	$(18,492)	$(817)	$581,165
International and Other	21,038	(40,518)	(5,418)	(5,124)	(30,022)
Inter-segment eliminations	(2,294)	—	—	—	(2,294)
Total	$641,129	$(62,429)	$(23,910)	$(5,941)	$548,849

	Nine Months Ended September 30, 2014
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Expense	Operating Income (Loss)
National Networks	$443,246	$(15,158)	$(16,450)	$(2,462)	$409,176
International and Other	21,363	(35,062)	(5,119)	(4,310)	(23,128)
Inter-segment eliminations	1,289	—	—	—	1,289
Total	$465,898	$(50,220)	$(21,569)	$(6,772)	$387,337

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	September 30, 2015	June 30, 2015	September 30, 2014
National Networks Subscribers (a)
AMC	93,800	94,500	95,600
WE tv	86,500	85,400	85,300
BBC AMERICA	77,100	77,800	78,500
IFC	71,700	72,900	73,000
SundanceTV	60,100	60,800	56,700

(a)	Estimated U.S. subscribers as measured by Nielsen.

Capitalization	September 30, 2015
Cash and cash equivalents	$307,555
Credit facility debt (a)	1,424,500
Senior notes (a)	1,300,000
Total debt	$2,724,500
Net debt	$2,416,945
Capital leases	27,736
Net debt and capital leases	$2,444,681
LTM AOCF (b)	$834,710
Leverage ratio (c)	2.9 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)
Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Nine Months Ended September 30,
	2015	2014
Net cash provided by operating activities	$300,973	$261,830
Less: capital expenditures	(48,810)	(24,340)
Free cash flow	$252,163	$237,490

Adjusted Earnings Per Diluted Share

	Three Months Ended September 30,
	2015	2014
Earnings per diluted share from continuing operations	$0.99	$0.74
Amortization of acquisition-related intangible assets, net of tax (a)	0.10	0.09
Adjusted earnings per diluted share	$1.09	$0.83

	Nine Months Ended September 30,
	2015	2014
Earnings per diluted share from continuing operations	$3.78	$2.57
Amortization of acquisition-related intangible assets, net of tax (b)	0.29	0.20
Adjusted earnings per diluted share	$4.07	$2.77

(a)	Amortization of acquisition-related intangible assets was $11 million and $8 million for the three months ended September 30, 2015 and 2014, respectively.

(b)	Amortization of acquisition-related intangible assets was $32 million and $22 million for the nine months ended September 30, 2015 and 2014, respectively.